THIS AGREEMENT made effective the 15th day of July, 2006.

BETWEEN:

Premier Health Services, LLC,
a company organized under
the laws of the State of Delaware

(hereinafter referred to as "Premier")

OF THE FIRST PART

AND:

Dr. Brad Goldstein, Businessman,
of the City of Boca Raton,
in the State of Florida

(hereinafter referred to as "Goldstein")

OF THE SECOND PART

AMENDING AGREEMENT
RE: EMPLOYMENT AGREEMENT

WHEREAS the Parties hereto have entered an Employment Agreement (the "Agreement"), dated February 10th, 2006;

AND WHEREAS the parties hereto are desirous of amending certain provisions contained in the Agreement, as agreed to herein;

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties agree as follows:

1. To amend Article 3 of the Agreement, Employee's Duties, as follows:

   Add at the end of Article 3the following:

   Notwithstanding anything to the contrary in this Agreement, in the execution of his duties, the Employee must confer regularly and at least weekly, with the executive management of the Company and its owner, and comply with their authorizations and directions, particularly, but without limitation, regarding all material matters regarding

accounting, financial, operating, sales, marketing, regulatory compliance and legal affairs. During the term of this Agreement, the Employee must focus his reasonable efforts on consulting with the Company's executives and Board of Directors of its owner on overall Company operations; and assisting the Company in its strategic planning, specifically including providing the Company with strategic advice on acquiring new accounts and employing the VT3000 machine for the Company's benefit and to otherwise provide growth strategies to help maximize the Company's profits. The Company is under no obligation to adopt any of Employee's recommendations and may reject them in its sole discretion.

2. To amend Article 5 of the Agreement, Remuneration, as follows:

(i) Article 5 (a.) to be amended to be an annual compensation amount of Two Hundred and Forty ($240,000) Thousand per annum from Two Hundred ($200,000) Thousand per annum, effective July 15, 2006;

(ii) Insert Article 5 (d) which shall read as follows:

d. pay a monthly bonus. The bonus is equal to 10% of the monthly pre-tax operating profits of each of the Premier Companies (defined below). It is payable by the 10th day of each month based on profits of the Premier Companies in the immediately prior calendar month, with the month of February, 2006, being the first month for which such profits must be calculated. Pre-tax profits are to be determined based on cash basis accounting using the regular bookkeeping methods and QuickBooks software in effect for the Premier Companies immediately before February 1, 2006; provided that, without limitation, management fees and extraordinary expenses are to be considered excluded from operating expenses for purposes of calculating the monthly pre-tax operating profits. The Premier Companies means the following companies: Premier Medical Group, Inc., Premier Imaging, LLC, Premier Health Services, LLC, Premier Professional Services, LLC, Premier SD, LLC, Premier Atlas Services, LLC, Premier Integra Services, LLC, Virtual Medical Systems, LLC, Virtual Thera-Med Medical Systems, LLC, Premier National, LLC, Century Neurological, Inc., and any other company affiliated with any of the above companies that has been or may be formed, whose business is to primarily provide either mobile diagnostic testing services similar to any of the above-named Premier Companies, or that provides machines or services to permit health care practitioners to conduct their own on-site diagnostic services. Based on the Company's representation, the Employee hereby acknowledges that Cory Gelmon, Michael Gelmon and Marshall

Wilmot (the "Bonused Parties") are each entitled to 10% bonuses from the Company and other Premier Companies on the similar terms as the Employee, pursuant to various other agreements. Provided that such representation is correct and the Bonused Parties remain so entitled to such bonuses, the Employee agrees that the bonus payable to the Employee for any month shall be limited to the amount of the highest bonus that any of Bonused Parties receives for such period (including all prior periods for which any bonus may have accrued but not been paid) based on the profits of the Premier Companies, but only if the Employee is promptly provided with reasonable documentation as he requests from all the relevant companies of the amount of the bonuses to the Bonused Parties for the subject period. In any case, the Employee and his representatives shall be entitled to inspect and copy the books and records of the Premier Companies for purposes of ascertaining the amount of any bonus due to the Employee under this Agreement.

4. To amend Article 9 of the Agreement, Termination for Illness or by Notice, as follows:

(i) Insert Article 9 (b) which shall read as follows:

b. The Company shall have the right to terminate the appointment and employment of the Employee at any time, at its sole discretion, by providing the Employee with notice thereof, provided the Company shall continue to pay the Employee all amounts owing and accruing hereunder for a period of, and as if the termination were effective on the date occurring, 6 months following the delivery of the notice of termination. However, notwithstanding the foregoing or anything else to the contrary in this Agreement, unless a Material Termination Event occurs (as defined below), the Company may not terminate the appointment or employment of the Employee for any reason before, and the term of his employment shall (unless the Employee otherwise terminates it as this Agreement permits) remain in effect indefinitely in accordance with its terms, until, the Employee and other sellers have been paid in full all amounts owed to them under or arising out of (i) this Agreement; and (ii) that certain Stock Purchase Agreement among Banyan Corporation, Brad Goldstein, Premier Medical Group, Inc., et. al., as it may be amended from time to time, including without limitation, by that certain Addendum to Stock Purchase Agreement, dated as of February 7, 2007. A "Material Termination Event" means that the Employee has either (i) been found guilty of fraud or dishonest or serious circumstances by a court of competent jurisdiction in a final, nonappealable

judgement, or (ii) the Employee has materially defaulted under the terms of this Agreement causing the Company significant damages and the Employee fails to substantially cure such default upon the Company's request within a reasonable time thereafter.

5. To amend Article 11 of the Agreement, Termination by Employee, by renumbering subsections a.(a), b.(b), and c.(c), respectively, to be a.(i), b.(ii), and c.(iii), respectively, and otherwise as follows:

   (i) Insert Article 11 (iv) which shall read as follows:

      iv. The Employee shall have the right to terminate this Agreement by providing the Company with three (3) months prior written notice.

6. To amend Article 12 of the Agreement, Term, by deleting "one (1) year" and inserting "three (3) years" in its place.

7. All payment rights of Employee accrued and unpaid before any termination of this Agreement, or the Employee's employment hereunder, shall survive termination and continue in full force and effect until paid in full. Such payments must be paid upon termination or as soon thereafter as the amounts owed, such as for any bonus, are calculable; provided that any payment obligation for a period starting before termination and ending after termination shall be pro-rated based on the effective date of termination (i.e., for any periodic bonus, based on the fraction of the period elapsed through such effective date of termination times the periodic bonus that would be payable as if the termination had not occurred and if the Employee had remained employed for the entire period).

8. To add a new Article 20 of the Agreement, Indemnification, as follows: "The Company shall indemnify upon demand and hold harmless, to the fullest extent permitted by law, the Employee for all costs, losses, damages, expenses, and other claims, arising out of or related to either (a) the conduct of the Company or any of its affiliates, or (b) the Employee's conduct as an employee of the Company or his services to the Company or any of its affiliates; including without limitation, all reasonable attorneys fees and court

costs, even if incident to post-judgement, appellate or bankruptcy proceedings."

9. All other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have hereunto executed the within Agreement the ____ day of December, 2006, to be effective as of the date first written above, by their duly authorized signing authorities on their behalf.

WITNESS:

PREMIER HEALTH SERVICES, LLC

____

By: ______________________________
(signature)
Print Name: ______________________________
Its: ______________________________

EMPLOYEE

____

____
(signature)
Print Name: Brad Goldstein

Confirmed by: BANYAN CORPORATION

____

By: ______________________________
(signature)
Print Name: ______________________________
Its: ______________________________

LIMITED JOINDER

The parties signing below represent and warrant to Brad Goldstein that such parties will materially benefit from his entering the Amending Agreement to the Employment Agreement between Brad Goldstein and Premier Health Services, LLC ("PHS"), concurrently with this Joinder. Accordingly, each of such parties agrees that it is jointly and severally liable with each other and PHS for all the monetary obligations of PHS under the Employment Agreement, as such agreement is amended now and in the future, and with regard to enforcing such commitment is bound by all the terms of such Employment Agreement to the same extent as PHS thereunder.

Dated: December ___, 2006 and effective concurrently with the effective date of the Amending Agreement referenced above.

WITNESS:	**PREMIER MEDICAL GROUP, INC.**
______________________	By:______________________ (signature)
	Print Name:______________________
	Its: ______________________
	VIRTUAL MEDICAL SYSTEMS, LLC
______________________	By:______________________ (signature)
	Print Name:______________________
	Its:______________________